                                                                    Exhibit 12.1

                                     TEKELEC

               RATIO OF RATIO OF EARNINGS TO FIXED CHARGES ($000)

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
                                                                                                           NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                   ----------------------------------------------------    ------------------
                                                     1994       1995       1996        1997       1998       1998       1999
                                                   -------    -------    -------     -------    -------    -------    -------
EARNINGS:

Income before provision for income taxes.....      $ 5,711    $ 8,450    $  (284)    $29,741    $55,551    $40,957    $   174
Fixed charges ...............................        1,076      1,031        898         833        833        576      3,759
                                                   -------    -------    -------     -------    -------    -------    -------
Income as adjusted ..........................        6,787      9,481        614      30,574     56,384     41,533      3,933
                                                   =======    =======    =======     =======    =======    =======    =======
FIXED CHARGES:

Interest on indebtedness ....................          343        231         98          --         --         --      2,858
Interest component of rent expenses .........          733        800        800         833        833        576        901
                                                   -------    -------    -------     -------    -------    -------    -------
Total fixed charges .........................        1,076      1,031        898         833        833        576      3,759
                                                   =======    =======    =======     =======    =======    =======    =======

                                                   -------    -------    -------     -------    -------    -------    -------
Ratio of Earnings to Fixed Charges ..........         6.31       9.20       0.68       36.69      67.66      72.08       1.05
                                                   =======    =======    =======     =======    =======    =======    =======
Deficiency ..................................           --         --       (284)         --         --         --         --
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